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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
        Date of Report (Date of earliest event reported): DECEMBER 19, 2002

                             BAY STATE BANCORP, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                        1-13691              04-3398630
(State or other Jurisdiction of        (Commission            (IRS Employer
incorporation or organization)         File Number)         Identification No.)

                1299 BEACON STREET, BROOKLINE MASSACHUSETTS 02446
                    (Address of principal executive offices)

                                 (617) 739-9500
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)




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ITEM 5. OTHER EVENTS.

      On December 19, 2002, Seacoast Financial Services Corporation, a Massachusetts corporation ("Seacoast"), and Bay State Bancorp, Inc., a Delaware corporation ("Bay State"), announced that they have entered into an Agreement and Plan of Merger pursuant to which Seacoast will acquire Bay State (the "Agreement"). The Agreement provides for the merger of Bay State with and into a wholly owned subsidiary of Seacoast and the subsequent merger of Bay State Federal Savings Bank with and into Compass Bank for Savings, Seacoast's main banking subsidiary.

      Pursuant to the Agreement, each share of Bay State common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive at the election of the holder either (i) $27.00 in cash, without interest, (ii)
1.257 shares of Seacoast common stock, or (iii) a combination of Seacoast common stock and cash, subject to the requirement that 55% of the Bay State shares be exchanged for Seacoast stock. The Agreement contains allocation and proration procedures to achieve this result. Bay State will have the ability to terminate the Agreement if the price of Seacoast common stock declines by more than 10% and underperforms a peer group of companies by more than 20% over a designated measurement period unless Seacoast increases the exchange ratio for converting shares of Bay State common stock to Seacoast stock in accordance with a formula specified in the Agreement.

      Consummation of the merger is subject to the satisfaction of certain conditions, including approval of the Agreement by the stockholders of Bay State and approval by the appropriate regulatory agencies. Officers and directors of Bay State holding approximately 536,000 shares of Bay State common stock have agreed to vote their shares in favor of the transaction.

      The Agreement provides for a termination fee of $6.0 million. The termination fee would be payable by Bay State in the event the Agreement is terminated as a result of Bay State's willful or intentional breach of the Agreement or if Bay State enters into an agreement for or consummates another business combination or similar transaction with another party. The termination fee would be payable by Seacoast in the event the Agreement is terminated as a result of Seacoast's willful or intentional breach of the Agreement.

      The foregoing description is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference in response to this Item 5.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

            (a)   Not Applicable.

            (b)   Not Applicable.

            (c) Exhibits: The following exhibits are filed as part of this report:

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
EXHIBIT NO.       DESCRIPTION
-----------       -----------
 2.1               Agreement and Plan of Merger, dated as of
                   December 19, 2002 by and between Seacoast
                   Financial Services Corporation, Seacoast Merger
                   Sub, Inc. and Bay State Bancorp, Inc.

 10.1 Form of Voting Agreement (attached as Annex A to Exhibit 2.1)

 10.2 Payments and Waiver Agreement by and among Seacoast Financial Services Corporation, Bay
                   State Bancorp, Inc., Bay State Federal Savings
                   Bank and John F. Murphy

 10.3 Payments and Waiver Agreement by and among Seacoast Financial Services Corporation, Bay
                   State Bancorp, Inc., Bay State Federal Savings
                   Bank and Denise Renaghan

 10.4 Payments and Waiver Agreement by and among Seacoast Financial Services Corporation, Bay
                   State Bancorp, Inc., Bay State Federal Savings
                   Bank and Michael Gilles

 10.5 Consulting and Non-Competition Agreement between Seacoast Financial Services Corporation and John F. Murphy

 10.6              Non-Competition Agreement between Seacoast
                   Financial Services Corporation and Denise
                   Renaghan

 99.1              Press Release dated December 19, 2002.*


__________
* Incorporated by reference from Bay State's filing with the Commission pursuant to Rule 425 under the Securities Act of 1933 on December 20, 2002.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2002                  By:  /s/ John F. Murphy
                                               --------------------------------
                                               John F. Murphy
                                               Chairman, President and Chief
                                               Executive Officer

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